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                                                                   Exhibit 23(a)

                         CONSENT OF INDEPENDENT AUDITORS

         We consent to the incorporation by reference in this Registration Statement on Form S-2 of CommerceFirst Bancorp, Inc. of our report, dated January 27, 2004, relating to the consolidated balance sheets of CommerceFirst Bancorp, Inc. as of December 31, 2003 and 2002, and the related consolidated statements of income, changes in stockholders' equity and comprehensive income, and cash flows for each of the three years ended December 31, 2003. We further consent to the reference to our Firm under the caption "Experts" in the prospectus forming a part of the Registration Statement.


/s/ Trice Geary & Myers, LLC


Salisbury, Maryland
February 23, 2005